Exhibit 10.3
4601 N. Fairfax Drive, Suite 600 I Arlington, VA 22203
+1 (703) 682-6629
fluenceenergy.com

March 31, 2021

Carol Couch

Dear Carol,

I am delighted to confirm an offer from Fluence, a Siemens and AES company, as VP, Global Operations Support & Services, reporting to Manuel Perez Dubuc, in Arlington, VA. Fluence requires certification of your eligibility to work in the United States and will require documents evidencing such eligibility from you. You will be required to complete a background check and sign a Confidentiality and Proprietary Information Agreement prior to beginning employment with Fluence. In this position you will participate in, or be eligible for, the compensation and benefits outlined below in accordance with the job being evaluated as Executive level.

COMPENSATION AND BENEFITS

Base Salary: Your position has been initially assigned an Executive in the Fluence structure. Your initial base salary will be $325,000. You will be paid monthly, and your base salary will be reviewed annually in accordance with the Fluence policy and practice.

Annual Incentive Plan: Your annual bonus target will be 45% of your annual base salary earnings during the year. Bonuses will be awarded based upon annual individual performance and business performance measured against established objectives and they are typically paid in the first quarter following the end of each fiscal year. Your potential receipt of an annual bonus is subject to the discretion of Fluence and the amount of any award made to you will depend on a number of factors in addition to your individual performance, including your employment by Fluence at the time that such awards are made.

Retirement: You will be eligible to participate in The Fluence Energy Savings Plan which is a 401(k) plan (the "Savings Plan"), after you receive your first paycheck. You may contribute up to 50% of your gross salary to your account in accordance with the terms and conditions of the Retirement Plan and you will receive a company matching contribution of 100% of your contributions up to 5% of your gross salary.

Sign-On Bonus: You are eligible to receive a sign-on bonus equal to $50,000, payable to you once you complete sixty
(60) days of employment at Fluence.

Long Term Incentive Award: The Board of Managers of Fluence has approved a long-term incentive for all employees. You will be eligible to receive a grant of Unit.Options with a grant value of $1,000,000, pursuant to the terms and conditions of Fluence's long-term incentive plan. The terms and conditions of such plan and the award thereunder will be finalized and communicated to you at a later date.

ACCEPTANCE PROCESS

Carol, your experience and background will be an asset to this position, and we look forward to you joining Fluence.

To confirm your acceptance of this offer, please call or email me and then sign and email a copy of all pages of this letter to Human Resources, attention of Larissa Cerqueira, Larissa.Cerqueira@fluenceenergy.com within three business days of the date on this letter. If you have any questions concerning the terms of this offer, please do not hesitate to contact me.

Sincerely,

/s/ Larissa Cerqueira
Larissa Cerqueira CHRO

Your employment with Fluence Energy, LLC. is and will be "at will" employment, for an indefinite period of time. This means that you or the Company may terminate the employment relationship at any time, for any reason or for no reason. No oral or written representation made by anyone at Fluence may change the "at will" nature of this relationship. You retain the option, as does Fluence, of ending your employment with Fluence at any time, with or without notice and with or without cause. This letter is governed by the laws of Virginia. Fluence is an "at will" employer; this letter does not constitute a contract for employment.

Read and Accepted:

Signature:    /s/ Carol Couch

Date: 4/1/2021

Start Date: May 3, 2021